Dated November 30, 2017
Registration Statement No. 333-202562-01
Relating to
Preliminary Prospectus Supplement Dated November 30, 2017 and
Prospectus dated March 6, 2015

$600,000,000 2.750% NOTES DUE 2023

Issuer:	Simon Property Group, L.P.
Legal Format:	SEC Registered
Ratings*:	A2 (Moody’s) / A (S&P)
Size:	$600,000,000
Maturity Date:	June 1, 2023
Coupon (Interest Rate):	2.750% per annum
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2018
Benchmark Treasury:	2.000% due October 31, 2022
Benchmark Treasury Price and Yield:	99-11 ¾; 2.136%
Spread to Benchmark Treasury:	+65 basis points
Yield to Maturity:	2.786%
Initial Price to Public:	99.819% plus accrued interest from December 11, 2017 if settlement occurs after that date
Redemption Provision:	Make-whole call prior to March 1, 2023 based on U.S. Treasury +10 basis points or at par on or after March 1, 2023
Settlement Date:	T+7; December 11, 2017
CUSIP / ISIN:	828807 DD6 / US828807DD68
Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Jefferies LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

The Huntington Investment Company

MUFG Securities Americas Inc.

Regions Securities LLC

The Issuer has concurrently priced $750,000,000 aggregate principal amount of 3.375% senior unsecured notes due 2027.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you make a decision to invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.